UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
March 6, 2017

GERMAN AMERICAN BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Indiana
(State or Other Jurisdiction of Incorporation)

001-15877	35-1547518
(Commission File Number)	(IRS Employer Identification No.)

711 Main Street Box 810 Jasper, Indiana	47546
(Address of Principal Executive Offices)	(Zip Code)

(812) 482-1314
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(e) On March 6, 2017, the Board of Directors (the “Board”) of German American Bancorp, Inc. (the "Company"), by the vote of the members of the Board who are not “interested directors” within the meaning of NASDAQ rules, established the balanced scorecards for each of the executive officers of the Company who will be individually named in the Company’s compensation disclosures in its upcoming annual meeting proxy statement (the “Participating Officers”) that, taken together, constitute the Company's Management Incentive Plan as extended for 2017 for such executive officers, all as recommended by the Compensation/Human Resources Committee of the Board (the "Committee”). The officers who will participate in the Management Incentive Plan for 2017, are Mark A. Schroeder (Chairman and Chief Executive Officer), Clay W. Ewing (President), Bradley M. Rust (Executive Vice President and Chief Financial Officer), Randall L. Braun (Executive Vice President and Chief Retail Banking and Development Officer), D. Neil Dauby (Executive Vice President and Chief Commercial Banking Officer) and Keith A. Leinenbach (Executive Vice President and Chief Credit Officer).

Each "balanced scorecard" establishes specific corporate and shareholder-related performance goals balanced by the officer's area of responsibility and his expected individual level of contribution to the Company's achievement of its corporate goals. These balanced scorecards describe potential awards based on performance for 2017 only ("short-term awards") and on performance for the three-years ending December 31, 2017 ("long-term awards"), as follows:

Potential Short-Term Cash Incentive Awards

Under the Management Incentive Plan, the Company pays additional compensation in the form of annual cash incentive awards to its Participating Officers rewarding annual performance, contingent upon the achievement of certain goals that are established by the short-term balanced scorecards. At the March 6th meeting, the Board established the criteria for the award of short-term cash incentive payments for the six Participating Officers. In the case of each performance criterion, credit is awarded at 100% if the performance criterion is met at the target level, and at half that if achieved at the 50% level (threshold), and at twice the target award level if achieved at the 200% level (maximum). Credit is given proportionately for performance falling between the threshold and maximum levels, but is not given for performance that is not at least at the threshold level, or for that portion of performance that exceeds the maximum level.

Potential short-term cash incentive awards for the Participating Officers will be determined by their individual scorecards as percentages of their 2017 base salaries, based on the extent to which targeted levels of 2017 performance are met or exceeded, as follows:

Name of Executive	Potential Dollar Amount of 2017 Short-Term Award as Percentage of 2017 Base Salary at the Following Performance Levels
	Threshold	Target	Maximum
Mr. Schroeder	25%	50%	100%
Mr. Ewing	20%	40%	80%
Mr. Rust	17.5%	35%	70%
Mr. Braun	15%	30%	60%
Mr. Leinenbach	15%	30%	60%
Mr. Dauby	15%	30%	60%

Cash incentive award entitlements, if any, for services during 2017 under the scorecards will be earned by each of the Participating Officers based on the extent to which targeted levels of performance are met or exceeded with respect to the following components:

•	formula assessments of 2017 corporate performance, and

•	judgmental assessments of individual performance during 2017.

Corporate Performance Component

For 2017, the short-term corporate performance criteria specified by the scorecards of each of the six Participating Officers are the following measures of income, revenue, balance sheet growth, and asset quality, weighted as a percentage of each of their total short-term performance measures, as follows:

Fully-diluted earnings per share (EPS) growth	25%
Efficiency ratio	10%
Growth in core organic deposits and repurchase agreements	15%
Growth in core organic taxable loans	20%
Average ratio of non-performing assets to total assets	10%

Individual Performance Component

For 2017, the individual performance criteria for each Participating Officer (weighted as 20% of their respective total short-term performance measures) will be satisfied through the judgmental assessment of his respective overall job performance during 2017 (threshold achievement being good, target achievement being very good, and maximum achievement being outstanding).

Expected Degree of Difficulty, on Balance, of Achieving Targeted Performance Levels

The targeted levels of achievement for the corporate financial metrics described above were established at levels that the Committee and Board believed were reasonable levels of corporate performance, considering factors that included the past performance and the Company’s best estimates for 2017. When setting the target level for each corporate measure, however, the Company did not necessarily attempt to tie that level to the Company’s expectations for 2017; therefore, some of the measures require the achievement of greater-than-expected corporate performance at the targeted level, and some will reward achievement of lesser-than-expected corporate performance at the targeted level. Overall, however, and on a balanced approach when weighting all of the formula and judgmental performance factors (income statement, balance sheet, and personal) in accordance with the scorecard weights, the Company believes that the target levels are appropriately challenging yet reasonable attainable by each of its executives participating in the 2017 Management Incentive Plan. Each target level discussed above (with the exception of average ratio of non-performing assets to total assets) will be calculated by excluding the impact of any one time acquisition-related metrics such as transaction expenses, loan growth and deposit growth. However, the calculation of the consolidated net income trigger discussed below will include the impact of any acquisition-related income and expense items.

Vesting and Clawback Potential

Amounts payable in respect of 2017 short-term cash incentive awards will vest in periodic installments throughout 2018, if the recipient has continued to be employed by the Company as of each installment vesting date (subject to certain exceptions), and may be recouped by the Company in the event of certain material financial restatements of its performance metrics or other circumstances, in the Committee’s discretion.

2017 Net Income Trigger

Notwithstanding the satisfaction of one or all of the other performance measures outlined above, no short-term cash incentive award will be payable by the Company unless the Company’s consolidated net income for 2017 is at least $30,000,000.

Potential Long-Term Incentive Awards

Long-term incentive (LTI) Awards are established by the Management Incentive Plan upon recommendation of the Committee based upon the executive officer's level of responsibility, and are earned in proportion to the extent to which the Company has met or exceeded certain corporate financial targets on an average basis over the three-year period ending in the year for which the scorecard is established. At the March 6th meeting, the Board established potential long-term incentive awards for its Participating Officers as percentages of their 2017 base salary based on the extent to which targeted levels of three-year performance are met or exceeded, as follows:

Name of Executive	Potential Dollar Amount of 2017 Long-Term Award as Percentage of 2017 Base Salary at the Following Performance Levels
	Threshold	Target	Maximum
Mr. Schroeder	25%	50%	100%
Mr. Ewing	20%	40%	80%
Mr. Rust	17.5%	35%	70%
Mr. Braun	15%	30%	60%
Mr. Leinenbach	15%	30%	60%
Mr. Dauby	15%	30%	60%

LTI award targets for services during the three-year period ending December 31, 2017 under the scorecards are based on the following selected long-term corporate performance criteria, each as benchmarked against the Company's average of its percentile rankings for such criteria over each of the three years ending December 31, 2017, with each year's percentile ranking computed against that year's custom Midwest publicly-held banking company peer group:

•	return on equity (50% weight), and

•	fully-diluted earnings per common share growth (50% weight).

For purposes of benchmarking the Company’s three-year average of its percentile rankings for the above criteria:

•
For the return on equity component, the threshold average percentile ranking was fixed at the 70th percentile, the target was at the 80th percentile, and the maximum was at the 90th percentile (the Company’s actual percentile rankings with respect to this component for 2015 and 2016 were the 95th and 90th (as adjusted, as described below) percentiles, respectively).

•
For the fully-diluted earnings per common share growth component, the threshold average percentile ranking was fixed at the 50th percentile, the target was at the 65th percentile, and the maximum was at the 75th percentile (the Company’s actual percentile rankings with respect to this component for 2015 and 2016 were the 57th and 47th (as adjusted, as described below) percentiles, respectively).

In the case of each of the two LTI award performance criteria, credit is awarded at 100% if the performance criterion is met at the target level, and at half that if achieved at the 50% level (threshold), and at twice the target award level if achieved at the 200% level (maximum). Credit is given proportionately for performance falling between the threshold and maximum levels, but is not given for performance that is not at least at the threshold level, or for that portion of performance that exceeds the maximum level.

The Company intends to satisfy any LTI award that is deemed earned for 2017 by (a) issuing common shares of the Company (the transferability of which will be restricted pending satisfaction of a continuing employment vesting requirement) that have a market value (based on the market value of unrestricted Company common shares as of the stock issuance date in 2018) of approximately 60% of the dollar amount of the LTI award (rounded up to the nearest 30-share block) and (b) granting the award recipient the right to receive cash payments (vesting over the same continuing employment period) equal in total amount to approximately 40% of the dollar amount of the LTI award.

Vesting and Clawback Potential

Amounts of Company stock and cash payable in respect of LTI awards for the three-year period ended December 31, 2017 will vest in one-third installments on December 5 of each of the years 2018, 2019 and 2020, if the recipient has continued to be employed by the Company as of each such vesting date (subject to certain exceptions). Any such amounts may be recouped by the Company in the event of certain material financial restatements of its performance metrics or other circumstances, in the Committee’s discretion.

2017 Net Income Trigger

Notwithstanding the satisfaction of one or both of the LTI award targets outlined above, no LTI award will be payable by the Company unless the Company’s consolidated net income for 2017 is at least $30,000,000.

Merger Related Adjustments

At the March 6th meeting, the Board by vote of the non-interested directors also determined, for purposes of assessing the performance of each Participating Officer for the 2016 Management Incentive Plan, that the merger related expenses of the Company resulting from the Company’s March 31, 2016 merger with River Valley Bancorp should be eliminated from the calculation of the Company’s earnings-based measures included in both the short-term and long-term components of each such Participating Officer’s balanced scorecard.  Similarly, for purposes of comparing the Company to its previously established peer group of Midwest publicly-traded banks, such non-interested directors determined that each peer group member who also completed a similar whole bank merger transaction during 2016 should be removed from the group when benchmarking the Company’s relative performance against such peers in the determination of long-term incentive awards (the criteria for which is earnings per share growth and return on equity).  Specifically, it was determined that five financial institutions in the peer group experienced such a transaction in 2016 and were removed from the peer group for purposes assessing the Company’s performance for 2016.  The Board believes that failure to make these adjustments would inappropriately penalize the affected Participating Officers for expenses that were not indicative of actual performance.  In addition, the Board believes that making these adjustments more effectively aligns management incentives with the Company’s strategy to continue the expansion of its business through acquisitions.

Consistent with the Company’s past practice, it is expected that the Board will approve the grant of a combination of restricted stock awards and long-term cash payments to the Participating Officers for 2016, which grant would reflect the expense allocation and peer group changes referenced above when assessing the threshold levels achieved in connection with the earnings per share growth criteria and the return on equity criteria. If the

Company were to consummate a whole bank acquisition in 2017, it is expected that similar adjustments would be made for purposes of the 2017 Management Incentive Plan. It is also expected that similar adjustments to both the Company’s earnings-based measures and the comparison peer group will be made for future years in which the Company consummates a whole bank acquisition.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERMAN AMERICAN BANCORP, INC. By: /s/ Mark A. Schroeder Mark A. Schroeder, Chairman of the Board and Chief Executive Officer

Dated: March 9, 2017